Delisting Determination, The Nasdaq Stock Market, LLC, September 17, 2026, CIMG Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the common stock of CIMG, Inc. effective at the opening of the trading session on September 28, 2026. Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5250(c)(1).The Company was notified of the Staff determination on August 20, 2025.
The Company was delisted because of an additional Delist Determination letter issued by Nasdaq LQ Staff (Staff).
On July 7, 2025 the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings
Panel (Panel) pursuant to Listing Rule 5815.
The Company received a Delist Determination letter from Staff on June 27, 2025 in violation of Listing Rule 5250(c)(1).
On July 17, 2025, Staff issued an additional Delist Determination letter for violation of Listing Rule 5550(a)(2).
On August 14, 2025, the hearing was held.
On August 20, 2025, Staff issued an additional Delist Determination letter for violation of Listing Rule 5250(c)(1).
On August 29, 2025 the Panel reached a
decision and a Decision letter was issued on September 2, 2025.
On October 8, 2025, Staff issued an additional Delist Determination letter for violation of Listing Rule 5620(a)(2).
On February 23, 2026, Staff issued an additional Delist Determination letter for violation of Listing Rule 5250(c)(1).
On March 4, 2026 the Panel reached a decision and decided to suspend the Company from the Exchange.
The Company common stock was suspended on March 6, 2026. The
Staff determination to delist the Company common stock became final on April 20, 2026.
The Company appealed the Panel decision and after the Nasdaq Listing and Hearing Review Council (the NLHRC) reviewed the Decision, the NLHRC affirmed the Panel Decision which made the delisting determiation of April 20, 2026 final.